As Filed with the Securities and Exchange Commission April 2, 2008
Registration No. 333- ________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SULPHCO, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	88-0224817 (I.R.S. Employer Identification Number)

SulphCo, Inc.
4333 W. Sam Houston Pkwy N., Suite 190
Houston, Texas  77043
(713) 896-9100
(Address of Principal Executive Offices and Zip Code)

SulphCo, Inc. 2008 Omnibus Long-Term Incentive Plan

(Full Title of the Plan)

Mr. Stanley W. Farmer
Vice President and Chief Financial Officer
SulphCo, Inc.
4333 W. Sam Houston Pkwy N., Suite 190
Houston, Texas  77043
(713) 896-9100
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to

Robert S. Matlin, Esq.
Knut L. Nodeland, Esq.
Kirkpatrick & Lockhart Preston Gates Ellis LLP
599 Lexington Avenue
New York, NY 10022
Telephone (212) 536-3900
Facsimile (212) 536-3901

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share, subject to outstanding stock options under the 2008 Omnibus Long-Term Incentive Plan	753,368	$3.86	(2)	$2,908,000	$114.28
Common Stock, par value $0.001 per share, available for future grants under the 2008 Omnibus Long-Term Incentive Plan	1,496,632	$4.18	(3)	$6,255,922	$245.86
Total	2,250,000			$9,163,922	$360.14

(1)
Pursuant to Rules 416(a) and (b) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2008 Omnibus Long-Term Incentive Plan as set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)
Solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, the maximum offering price per share with respect to shares being registered hereunder that have already been allocated to options granted under the 2008 Omnibus Long-Term Incentive Plan, the fee is calculated on the basis of the weighted average price at which such options may be exercised.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The fee is calculated on the basis of the average of the high and low prices of the Registrant’s common stock on April 1, 2008, as reported on the American Stock Exchange.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The document containing the information specified in Part I of this Registration Statement has been sent or given to eligible employees as specified in Rule 428(b) promulgated under the Securities Act. Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

 PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

SulphCo, Inc. (the “Registrant”) is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in accordance therewith files reports and other information with the Commission. The following documents, which are on file with the Commission, are incorporated herein by reference and made a part hereof:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Commission on March 12, 2008.

2.	The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 25, 2008, February 8, 2008, March 13, 2008 and March 14, 2008.

3.
The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on October 3, 2005, including any amendments or reports filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicated that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The class of securities to be offered under this Registration Statement is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 78.7502 of the Nevada Revised Statutes Annotated (“Nevada RSA”) provides that a Nevada corporation may indemnify its directors and officers against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 78.7502 of the Nevada RSA further provides that, in connection with the defense or settlement of any action by or in the right of a Nevada corporation, a Nevada corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation. Section 78.7502 of the Nevada RSA further permits a Nevada corporation to grant its directors and officers additional rights of indemnification through by-law provisions and otherwise.

Article VI of the Registrant’s Amended and Restated By-Laws provides that the Registrant will indemnify its directors and officers and advance costs and expenses incurred by such officers and directors to the fullest extent permitted by Nevada law. The Registrant’s Amended and Restated By-Laws also permit the Registrant to enter into agreements with any director or officer or to obtain insurance indemnifying directors and officers against certain liabilities incurred by them in the performance of their duties, including liabilities under the Securities Act. The Registrant currently maintains a policy of insurance indemnifying directors and officers against certain liabilities incurred by them in the performance of their duties.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised, that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Numbers	Description
4.1
SulphCo, Inc. 2008 Omnibus Long-Term Incentive Plan (incorporated herein by reference to Exhibit B to the Registrant’s definitive proxy statement on Form DEF 14A filed with the Commission on January 8, 2008)

5.1	Opinion of McDonald Carano Wilson LLP

23.1	Consent of Hein & Associates LLP

23.2	Consent of Marc Lumer & Company

23.3	Consent of McDonald Carano Wilson LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 2nd day of April, 2008.

SULPHCO, INC.

By:	/s/ Larry D. Ryan

Title

By:	/s/ Stanley W. Farmer
Stanley W. Farmer Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry D. Ryan and Stanley W. Farmer, or either of them, as his true and lawful attorney-in-fact and agent, with full power of substitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Larry D. Ryan Larry D. Ryan	Chief Executive Officer, Director (Principal Executive Officer)	April 2, 2008

/s/ Stanley W. Farmer Stanley W. Farmer	Vice President and Chief Financial Officer (Principal Financial Officer)	April 2, 2008

/s/ Robert H. C. van Maasdijk Robert H. C. van Maasdijk	Chairman of the Board	April 2, 2008

/s/ Dr. Hannes Farnleitner Dr. Hannes Farnleitner	Director	April 2, 2008

/s/ Michael T. Heffner Michael T. Heffner	Director	April 2, 2008

/s/ Lawrence G. Schafran Lawrence G. Schafran	Director	April 2, 2008

/s/ Edward E. Urquhart Edward E. Urquhart	Director	April 2, 2008

/s/ Edward G. Rosenblum Edward G. Rosenblum	Director	April 2, 2008

EXHIBIT INDEX

Exhibit Numbers	Description

4.1
SulphCo, Inc. 2008 Omnibus Long-Term Incentive Plan (incorporated herein by reference to Exhibit B to the Registrant’s definitive proxy statement on Form DEF 14A filed with the Commission on January 8, 2008)

5.1	Opinion of McDonald Carano Wilson LLP

23.1	Consent of Hein & Associates LLP

23.2	Consent of Marc Lumer & Company

23.3	Consent of McDonald Carano Wilson LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)